Exhibit 10.4

Lease

Building:     Como Centre, 650 Chapel Street South Yarra

Premises:     Suite 0403 Level 4

The Trust Company (Australia) Limited

ACN 000 000 993

in its capacity as custodian for the Newmark Como Property Trust

(Landlord)

and

Opthea Limited

ACN 006 340 567

(Tenant)

GADENS LAWYERS

Level 25, Bourke Place

600 Bourke Street

MELBOURNE 3000

T        +61 3 9252 2555

F        +61 3 9252 2500

Ref:    RSS:21904819

Contents
COMMERCIAL TERMS SCHEDULE	1

1. TERM	5

Term of lease	5
Monthly tenancy	5

2. BASE RENT	5

Payment	5
First instalment	5

3. REVIEW OF BASE RENT	5

Market Review of Base Rent	5
Dispute as to Base Rent	6
Base Rent criteria	6
Costs	7
Minimum Base Rent	7
Adjustments	7
Consumer Price Index Adjustment	8
Fixed Percentage Increase	8

4. OUTGOINGS	8

Outgoings Contribution	8
Payment of contributions	9
Tenant to pay charges	9

5. USE OBLIGATIONS	10

Positive use obligations	10
Negative use obligations	11
No warranty as to use	12
Laws and Requirements	12
Tenant’s Fixtures	13
Essential Services Certification	13
Cleaning	13

6. REPAIRS AND ALTERATIONS	13

Repair and maintenance	13
Landlord’s right of inspection	14
Tenant to carry out obligations	14
Landlord’s right of entry	14
Alterations to the Building	14

7. ASSIGNMENT AND SUB-LETTING	15

Dealings not permitted	15
Subleases	15
Assignment	15
Control of Tenant	16
Mortgage of Tenant’s equipment etc	16

8. INSURANCE AND DAMAGE	16

Tenant’s insurances	16

Insurance terms	17
Not affect insurances	17
Property of Tenant	17
Releases of Landlord	17
Indemnities	17
Damage to Building	18

9. LANDLORD’S OBLIGATIONS	19

Quiet enjoyment	19
Outgoings	19
Facilities	19
Common Areas	19
Directory board and door signage	20
Minimise disturbance	20
Carpet	20

10. DEFAULT, TERMINATION	20

Essential terms	20
Default	20
Avoid default	20
Termination of lease	21
Landlord may rectify	21
Tender after termination	21
Damages	21
Landlord may institute proceedings	22
Landlord to mitigate damages	22
Interest on overdue money	22

11. END DATE OBLIGATIONS	22

Reinstatement	22
Abandoned Tenant’s Fixtures	22

12. LANDLORD’S RIGHTS	23

Roof	23
Building name	23
Change of Landlord	23
Landlord’s agents	23
Close Building	23
Premises security	23
Rules	23
Changes in PCA Method	24
Emergency	24
Landlord access	24
Structural works	24
Prospective tenants or purchasers	24
Environmental Initiatives	24
Subdivision	24

13. NOTICES	25

14. BANK GUARANTEE	25

15. PAYMENTS AND COSTS	26

16. GOVERNING LAW	27

17. GENERAL	27

Exercise of rights	27
Waiver	27
Legislation	28
Approval and consent	28
Discretion and opinion	28
Set-off	28
Indemnities	28
Further assurances	28
Exclusion of statutory provisions	29
Antecedent rights and obligations	29
Severability	29
If document not a lease	29
Relationship of parties	29
Counterparts	29
No caveat	29
Entire agreement	29
Attorneys	29
Tenant’s representations	30
Non-merger	30

18. GST	30

19. LANDLORD LIMITATION OF LIABILITY	31

20. NEWMARK LIMITATION OF LIABILITY	31

21. APPLICABILITY OF THE RETAIL LEASES ACT	32

22. COMPLETION OF BLANKS	32

23. ESD REQUIREMENTS	32

24. PREMISES CONDITION	33

25. BUILDING WORKS	33

26. LANDLORD’S CONTRIBUTION	33

SCHEDULE 1—DEFINITIONS AND INTERPRETATION	35

SCHEDULE 2—OUTGOINGS	45

Executed as a deed on 12 November 2019	48

COMMERCIAL TERMS SCHEDULE

Item 1 Landlord	The Trust Company (Australia) Limited ACN 000 000 993 in its capacity as custodian for the Newmark Como Property Trust

Item 2 Tenant	Opthea Limited ACN 006 340 567

Item 3 Premises	Suite 0403, Level 4 of the Building as shown hatched on the plans attached as annexure A to this lease

Item 4 Area of Premises	180 square metres (subject to survey)

Item 5 Land	The land located at the corner of Toorak Road, Chapel Street and River Street South Yarra Victoria but limited to 650 Chapel Street South Yarra

Item 6 Commencement Date	15 July 2019

Item 7 Expiry Date	14 July 2022

Item 8 Base Rent	$460.00 per square metre per annum multiplied by the net lettable area of the Premises, being $82,800 per annum (subject to survey)

Item 9 Market Review Dates	Not applicable

Item 10 CPI Adjustment Dates	Not applicable

Item 11 Consumer Price Index	Not applicable

Item 12 Fixed Increase Date and Fixed Percentage Increase	Fixed Increase Date Each anniversary of the Commencement Date	Fixed Percentage Increase 4%

Item 13 Tenant’s Proportion	1.96% (subject to survey)

Item 14 Exclusion of Statutory Provisions	The covenants, powers and provisions implied in leases by virtue of the Transfer of Land Act 1958 do not apply to this lease.

Item 15 Permitted Use	Commercial offices

Item 16 Redecoration Date	Not applicable

Item 17 Facilities Hours	Lifts and Escalators: all lifts and escalators to be operating daily between 8.00 a.m. and 6.00 p.m., Saturdays, Sundays and public holidays excepted. Outside those hours, at least one lift in each rise to operate on call and subject to conformity with the Landlord’s access control system for the Building.

Air-conditioning: to operate daily between 8.00 a.m. and 6.00 p.m., Saturdays, Sundays and public holidays excepted. Outside those hours, air-conditioning to be provided to the Premises at the request and at the cost of the Tenant which at the Commencement Date of the initial term is $60.00 per hour per zone (minimum charge for 2 hours to apply) but subject to change during the Term as determined by the Landlord (acting reasonably) and notified to the Tenant.

Access to the Building: public entry doors to the Building to be open daily between 8.00 a.m. and 6.00 p.m., Saturdays, Sundays and public holidays excepted. Outside those hours, access to be available through a nominated entry and exit point for the Tenant and the Tenant’s nominated staff and in accordance with the operations of the Landlord’s access control system for the Building.

Other Facilities: to be available at all times when the Building is open.

Item 18 Public risk insurance	$20,000,000

Item 19 Notices	Landlord:	Newmark Capital Limited Como Centre Level 18, 644 Chapel Street SOUTH YARRA VIC 3141 Attention: Asset Manager

	Tenant:	Opthea Limited Suite 0403 650 Chapel Street SOUTH YARRA VIC 3141 Attention: Company Secretary

Item 20 Bank Guarantee amount	An amount equal to the Base Rent plus GST and Outgoings Contribution plus GST for 6 months being $57,281.40 as at the Commencement Date subject to clause 14.6

Item 21 Trust	Newmark Como Property Trust

Item 22 Further Term	Not applicable

Item 23 Retail Leases Act	The Act does not apply. Reason: The Premises are not used for the retail sale of goods or the provision of services by retail.

The Landlord is the registered proprietor of the Land and the Building.

The Landlord leases to the Tenant the Premises for the Term on the terms and conditions contained in this lease.

1.	TERM

Term of lease

1.1	Subject to the provisions of this lease, this lease commences on the Commencement Date and ends on the Expiry Date.

Monthly tenancy

1.2

If the Landlord in its discretion allows the Tenant to occupy the Premises after the Expiry Date (other than under a grant of a further lease), the Tenant does so as a monthly tenant on the terms and conditions of this lease with necessary changes applicable to a monthly tenancy except that:

(a)	the Base Rent will be an amount equal to one-twelfth of the Base Rent payable immediately before the Expiry Date increased by the Fixed Percentage Amount.

(b)	the first payment of rent is to be made on the next day after the Expiry Date;

(c)	the monthly tenancy may be terminated at any time by either party giving one month’s notice to the other party and the tenancy will end one month after service of that notice; and

(d)

if the Tenant defaults in performing its obligations, then the Landlord may terminate the tenancy by giving notice to the Tenant and the monthly tenancy will end seven days after service of that notice.

2.	BASE RENT

Payment

2.1	The Tenant must pay the Base Rent by equal monthly instalments (and proportionately for any part of a month) in advance on the first day of each month during the Term.

First instalment

2.2	The Tenant must pay the first instalment of Base Rent on the Commencement Date.

3.	REVIEW OF BASE RENT

Market Review of Base Rent

3.1	If the Landlord chooses to review the Base Rent at any Market Review Date then clauses 3.2 to 3.16 inclusive apply. The Landlord is not obliged to give a notice under clause 3.2.

3.2	During each Review Period the Landlord may give a Rent Review Notice to the Tenant in respect of the Market Review Date to which that Review Period relates.

3.3	The amount in the Rent Review Notice is the Base Rent reserved by this lease from that Market Review Date unless a Dispute Notice is given by the Tenant within the Dispute Period.

3.4

If the Landlord does not give the Tenant a Rent Review Notice in respect of a Market Review Date, then as from that Market Review Date until the next Review Date (or if there is no further Review Date, the Expiry Date) the Tenant must continue to pay Base Rent at the rate payable before that Market Review Date; and

Dispute as to Base Rent

3.5	If the Tenant wants to dispute a Rent Review Notice, then during the Dispute Period the Tenant must give notice to the Landlord:

(a)	stating that the Tenant disputes the Base Rent assessed by the Landlord; and

(b)	nominating the figure which is the Tenant’s assessment of the Base Rent to apply from the relevant Market Review Date.

3.6	Within 21 days after delivery of the Dispute Notice, the Landlord and the Tenant must agree on an Umpire who will determine the Base Rent.

3.7	If the Landlord and the Tenant do not appoint the Umpire under clause 3.6, then either party may ask the president of the Institute to appoint the Umpire.

3.8	An Umpire appointed under this lease:

(a)	must be a full member of not less than five years’ standing of the Institute;

(b)	must hold a licence or be registered to practise as a valuer of the kind of premises demised by this lease;

(c)	must have at least three years’ experience in valuing such premises and be active in that market at the time of his or her appointment;

(d)	must have due regard to any evidence submitted by the parties (and, in the case of the Umpire, by the Valuers) as to their assessments of the Base Rent;

(e)	as a condition of the appointment agree to make his or her determination of the Base Rent within 30 days of his or her appointment;

(f)

must give his or her determination and the reasons for that determination (including setting out what was taken into account, what was disregarded, their respective weightings and any other adjustments) in writing; and

(g)	acts as an expert and not as an arbitrator.

3.9	The determination of the Umpire is final and binding and is the Base Rent as at that Market Review Date. The Umpire’s determination must be a speaking valuation which complies with clause 3.8 (f).

3.10

If the Umpire does not make his or her determination of the Base Rent within the required period, then either party may ask the president of the Institute to appoint a substitute Umpire. On that appointment, the appointment of the previous Umpire ends.

Base Rent criteria

3.11

In determining the Base Rent, the parties and any Umpire must determine the current market rent on a face rent basis for the Premises as at the particular Market Review Date having regard to the provisions of this lease and must:

(a)	disregard the value of any goodwill attributable to the Tenant’s Business and the value of the Tenant’s Fixtures or fitout or any other interest in the Premises created by this lease;

(b)	disregard any deleterious condition of the Premises resulting from any work carried out by the Tenant or from any breach of this lease by the Tenant;

(c)	disregard any rent or other money payable under any sublease or licence where the rent or other money payable under the sublease or licence is less than the Base Rent;

(d)	have regard to the Term and, if part of the Term has elapsed at the Review Date, disregard that fact;

(e)	have regard to the rental value of comparable premises but in doing so must make no reduction on account of any Incentive;

(f)	consider the Premises as used for the Permitted Use but must have regard also to any other use to which the Premises may be lawfully put;

(g)	regard the Premises on a floor by floor basis without a discount where the Base Rent is to be determined for more than one floor;

(h)	assume that all obligations of the Tenant and the Landlord in this lease have been performed and observed;

(i)

make no reduction on account of any Incentive paid, provided or allowed to the Tenant or which would be likely to be paid, provided or allowed to a tenant in relation to a new tenancy in respect of the Premises were they vacant; and

(j)	assume that the Building has been reinstated in accordance with clause 8 if the Building has been damaged or destroyed.

Costs

3.12	The costs of the Umpire in determining the Base Rent must be paid by the parties equally.

Minimum Base Rent

3.13

If a Rent Review Notice is given under clause 3.2, then despite any other provision of this lease, the Base Rent from and including any Market Review Date until the next Review Date or the Expiry Date as appropriate is the greater of:

(a)	the Base Rent determined under this clause 3; and

(b)	the Base Rent payable for the 12 months immediately before that Market Review Date.

Adjustments

3.14

If a Rent Review Notice is given under clause 3.2, the Base Rent specified in that notice is payable from the particular Market Review Date, whether or not a Dispute Notice is given by the Tenant. Any receipt for the payment of Base Rent at a lesser amount due to the Landlord’s delay in issuing the Rent Review Notice does not prejudice the Landlord’s right to demand payment of any additional rent payable by the Tenant as a result of that review.

3.15

If a Rent Review Notice is given after the Market Review Date to which it relates, then any shortfall in the payment of Base Rent as from the Market Review Date must be paid by the Tenant on the first day of the month next following the date of service of the Rent Review Notice.

3.16	If a Dispute Notice is given by the Tenant, any variation in the Base Rent arising from a determination under this clause 3 takes effect from the relevant Market Review Date.

3.17	After the determination of the Base Rent:

(a)

if the Base Rent payable is less than that specified in the Rent Review Notice, then the Landlord must credit to the Tenant any excess rent paid by the Tenant in one of the next two rental statements; or

(b)	if the Base Rent payable is greater than that specified in the Rent Review Notice, then the Tenant must pay any deficiency to the Landlord within seven days after the date of the determination.

Consumer Price Index Adjustment

3.18	The Base Rent from and including each CPI Adjustment Date until the next Review Date (or if there is no further Review Date, the Expiry Date) is the greater of:

(a)	the Base Rent payable immediately before that CPI Adjustment Date multiplied by the Current CPI and divided by the Previous CPI; and

(b)	the Base Rent payable immediately before that CPI Adjustment Date.

3.19

On the first day of the month after the information is available to make the calculation in clause 3.18, the Tenant must pay the difference between what the Tenant has paid on account of Base Rent and the Base Rent as adjusted pursuant to clause 3.18 for the period from and including the relevant CPI Adjustment Date to but excluding the first day of that month.

Fixed Percentage Increase

3.20	The Base Rent from and including each Fixed Increase Date until the next Review Date (or if there is no further Review Date, the Expiry Date) is increased by the Fixed Percentage Increase.

4.	OUTGOINGS

Outgoings Contribution

4.1	The Tenant must pay the Outgoings Contribution for each Outgoings Year calculated as follows:

OC = LP x I x N

                         Y

where:

OC = the Outgoings Contribution

LP = the Tenant’s Proportion

I = the amount of the Outgoings for the relevant Outgoings Year

N = is the number of days of the Term falling within the relevant Outgoings Year

Y = 365 (or 366 in the case of a leap year).

4.2

The Landlord may allocate to specific tenants (including the Tenant) Outgoings costs which in the Landlord’s reasonable opinion have been incurred in respect of those tenants or in respect of a particular part of the Building occupied by those tenants. The Landlord must exclude those costs from the Outgoings for which other tenants are liable. The Tenant must pay any cost allocated to it under this clause.

4.3	The Outgoings for any particular Outgoings Year will be calculated on an accrual basis, unless the Landlord in its discretion decides to calculate the Outgoings on a cash basis.

4.4	Not used.

4.5	Not used..

4.6	Not used.

Payment of contributions

4.7	The Landlord may notify the Tenant of the Landlord’s reasonable estimate of the Outgoings Contribution for each Outgoings Year, and may adjust the reasonable estimate from time to time.

4.8

The Tenant must pay, on account of the Tenant’s Proportion of the Outgoings Contribution, the estimate notified under clause 4.7, by equal monthly instalments in advance on the days for payment of Base Rent.

4.9

As soon as practicable after each Outgoings Year the Landlord must give the Tenant a statement for that Outgoings Year with reasonable details of the Outgoings and the Tenant’s Proportion of the Outgoings Contribution payable by the Tenant.

4.10

Within 14 days after receipt of the statement, the Tenant must pay or the Landlord must credit, the difference between the amount paid on account of the Tenant’s Proportion in the Outgoings Contribution for that Outgoings Year and the amount actually payable by the Tenant.

4.11

By notice to the Tenant the Landlord may recover any Tenant’s Proportion of the Outgoings Contribution by payment of a lump sum, even if the Landlord has not notified the Tenant of an estimate under clause 4.7 or gives notice after the End Date.

4.12

The Tenant’s Proportion of the Outgoings Contribution is payable even if the End Date occurs before the relevant amount for any particular Outgoings Year can be calculated. In that case the Landlord’s reasonable estimate at the End Date is taken to be the actual Outgoings Contribution to the End Date without any further adjustment.

4.13

The Tenant acknowledges that details of the Tenant’s Proportion of any increase in the Outgoings Contribution and Outgoings provided to it at the Commencement Date may have been based on estimates and that the estimates may require revision when the actual amount of the expense is determined.

Tenant to pay charges

4.14	The Tenant must pay on time all:

(a)	waste costs, water costs and other costs which the Landlord reasonably determines to have been incurred in respect of the Premises as a result of the Tenant’s use and occupation of the Premises;

(b)	costs of services separately connected and supplied to the Premises or connected to the Building and separately metered to the Premises including water, electricity, gas and telephone;

(c)	the connection and usage costs of all services not connected and supplied to the Premises but required by the Tenant; and

(d)	after hours trading costs including but not limited to cleaning electricity gas insurance and security costs and air conditioning .

5.	USE OBLIGATIONS

Positive use obligations

5.1	The Tenant must:

(a)	use the Premises only for the Permitted Use;

(b)	lock all exterior doors and windows in the Premises when the Premises are not occupied;

(c)	keep the Premises clean and tidy;

(d)

notify the Landlord and the proper Authority promptly of any infectious illness in the Premises which must be notified to an Authority and, if that infectious illness is confined to the Premises, the Tenant must disinfect the Premises to the satisfaction of the Landlord and that Authority;

(e)

notify the Landlord of any damage or accident to or defects in the Building including the failure of any exit lights or other equipment or any circumstances likely to cause any damage or injury within the Building promptly after the Tenant becomes aware of the damage, accident, defect or circumstances;

(f)	comply with all reasonable directions of the Landlord relating to the receipt, delivery or other movement of any goods or articles of bulk or quantity;

(g)

pay all reasonable and proper costs of the Landlord in providing, at the request of the Tenant, access to the Building outside the Public Access Hours or Facilities and Services outside the Facilities Hours;

(h)

comply with all Laws and Requirements and the directions of the Landlord in relation to smoking and place in the Premises signs as the Landlord reasonably requires to notify persons of the prohibitions contained in this lease in relation to smoking;

(i)	comply with the Rules;

(j)	participate in emergency procedures as required by the Landlord;

(k)	provide Keys only to employees and invitees of the Tenant, keep a list of the recipients of Keys and their status and on request provide the Landlord with an up-to-date copy of that list;

(l)

pay all costs arising from the issue to the Tenant of any Keys and the upgrading or reprogramming of the Keys and the costs incurred as a result of the loss of or damage to any Key including the cost of replacement keys;

(m)	ensure that any Key system installed in the Premises is compatible with the system for the Building;

(n)	obtain all consents or approvals of any Authority or under any Laws or Requirements necessary in relation to the Tenant’s Business and not allow them to lapse or be revoked;

(o)	use the cleaning service for the Building provided by the Landlord and comply with any recycling program operating in the Building;

(p)	fully satisfy any Requirement in respect of Contamination which exists by reason of any Tenant Cause;

(q)	nominate to the Landlord a representative of the Tenant who can be contacted by the Landlord on a 24 hour basis in relation to the Premises or any emergency in them; and

(r)	comply with any Environmental Initiatives implemented by the Landlord in the Building.

Negative use obligations

5.2	The Tenant must not:

(a)	without the Landlord’s consent, bring, place or store Heavy Items in the Building;

(b)	install any equipment in the Premises that overloads the Services;

(c)	obstruct access to or impede the Services or the Facilities;

(d)

affix any telecommunications device to the Building or install any communications cabling in the Building without the Landlord’s consent (and any consent so given may be withdrawn at any time without consultation if the Landlord reasonably considers it to be in the interests of the Landlord or the other tenants or licensees of the Building to do so);

(e)	use any sound, picture or image producing equipment in the Premises which is audible or visible from outside the Premises;

(f)	install Coverings on the exterior of the Building or the internal face of perimeter glass without the Landlord’s consent;

(g)	deface or mark or drive any nails, screws or hooks into the Building;

(h)

cover or obstruct the air-conditioning ducts and outlets or the skylights and windows which reflect or admit air or light into the Building or cover or obstruct any lights or other means of illumination;

(i)	throw anything out of the windows or doors of the Building or down the elevator shafts or into the light areas of the Building;

(j)	deposit rubbish anywhere except in proper receptacles;

(k)	place any article or thing on any sill, ledge or other like part of the Building;

(l)	obstruct the Common Areas nor place items in any part of the Building other than the Premises;

(m)	without the Landlord’s consent, store or use Inflammable Substances in the Premises;

(n)	smoke cigarettes, pipes, cigars or any other form of tobacco or similar substance in or around the Building or the Land;

(o)

without the Landlord’s consent, remove any ceiling tiles, carpet or other floor coverings or other items in the Premises at the Commencement Date from where they were originally installed in the Building;

(p)	do anything to the carpet or other floor coverings in the Premises which contravenes any guarantee relating to them notified to the Tenant by the Landlord;

(q)	keep animals or birds in the Premises;

(r)	carry on any noxious, noisome, or offensive business or do any act or thing which may cause nuisance, damage or disturbance to any person including the Landlord and any other occupier of the Building;

(s)	hold any auction, bankruptcy or fire sale in the Premises;

(t)	prepare or cook food in the Premises except in areas approved by the Landlord;

(u)	open external windows of the Building;

(v)	without the Landlord’s consent, display or affix any Sign on any part of the Premises or the Building that is visible from outside the Premises;

(w)	use the Premises as a residence;

(x)	cause damage to the Building;

(y)	make any duplicate of the Keys provided by the Landlord; or

(z)	Contaminate the Premises.

No warranty as to use

5.3

The Tenant acknowledges that the Landlord gives no warranty as to the use to which the Premises may be put. The Tenant acknowledges that it has satisfied itself and is taken to have accepted this lease with full knowledge of and subject to any prohibitions or restrictions on the use of the Premises under any Laws or Requirements.

Laws and Requirements

5.4	Subject to clause 5.5 and any obligations of the Landlord under this lease, the Tenant must comply with and observe all Laws and Requirements affecting:

(a)	the Premises;

(b)	the Tenant’s Fixtures;

(c)	the Tenant’s Business; and

(d)	the Tenant’s use or occupation of the Premises,

whether addressed to or required to be effected by the Landlord, the Tenant or both or by any other person. The Tenant must promptly give the Landlord a copy of any Laws or Requirements notified to the Tenant. In complying with those Laws or Requirements the Tenant must obtain the Landlord’s consent and must observe the provisions of this lease.

5.5	The Tenant is not required under clause 5.4 to effect structural works unless rendered necessary by any Tenant Cause.

Tenant’s Fixtures

5.6

The Landlord agrees that the installation by the Tenant of the Tenant’s Fixtures in accordance with the terms of this lease does not constitute a breach of clause 5.2(g) or clause 5.2(x) by the Tenant. This clause 5.6 does not derogate from the Tenant’s obligations under clause 11.

Essential Services Certification

5.7

If due to a Tenant Cause the Landlord is prevented from or delayed in obtaining a statement in relation to each essential fire or other safety measure implemented in the Building as required by any Law, then within a reasonable time (having regard to the Law and any Requirements) the Tenant, on being required by the Landlord to do so, must at the cost of the Tenant carry out such works and do such things as are necessary to enable the Landlord to obtain the statement and to comply with the Landlord’s obligations under the Law. This clause operates subject to clause 12.13.

5.8

If required by the Landlord at any time, the Tenant must, within the period nominated by the Landlord in its notice to the Tenant, obtain and provide to the Landlord an essential services certificate in respect of the Premises. This clause does not limit the obligations of the Tenant under clause 5.7.

Cleaning

5.9	The Tenant is responsible for the Premises cleaning costs and may at its discretion use a third party cleaner to clean the Premises provided such cleaner has been approved by the Landlord.

6.	REPAIRS AND ALTERATIONS

6.1	Not used.

Repair and maintenance

6.2

The Tenant must keep the Premises, the Tenant’s Fixtures and any Landlord’s Fixtures located in or exclusively servicing the Premises in good and substantial repair, maintenance and condition including:

(a)	replacing all damaged or faulty light bulbs, light globes and tubes (including exit lights) in the Premises; and

(b)	keeping current during the Term such Maintenance Contracts as the Landlord reasonably requires in relation to the Tenant’s obligations under this clause 6.2.

The Tenant must give the Landlord such evidence as to the existence of and performance of the Maintenance Contracts as the Landlord requires including copies of reports, certificates and other statements issued in connection with those Maintenance Contracts.

6.3	Clause 6.2 does not impose any obligation on the Tenant for:

(a)	structural works unless rendered necessary by any Tenant Cause; or

(b)	fair wear and tear (apart from replacing all damaged or faulty light bulbs, light globes and tubes (including exit lights) in the Premises).

6.4	Subject to clause 12.13, the Tenant must promptly make good damage (including of a structural nature) to the Building due to a Tenant Cause.

Landlord’s right of inspection

6.5	On giving the Tenant not less than two days’ notice (except in an emergency when no notice is required), the Landlord may enter the Premises to:

(a)	inspect the state of repair of the Premises; and

(b)	review the Tenant’s observance and performance of the Tenant’s Covenants.

Tenant to carry out obligations

6.6

The Landlord may give the Tenant a notice of any failure by the Tenant to carry out any obligation of the Tenant under clause 5 or clause 6. The notice may require the Tenant to carry out that obligation within a reasonable time. If the Tenant fails to do so, the Landlord may carry out that obligation at the Tenant’s cost.

Landlord’s right of entry

6.7	If:

(a)

the Landlord wishes to do works to the Premises which the Landlord acting reasonably considers necessary or desirable (including Environmental Initiatives) or which the Landlord is obliged to do under this lease or under any Law or Requirement;

(b)	an Authority requires work to be done at the Building which the Landlord decides to do and which is not the Tenant’s obligation under this lease; or

(c)	the Landlord decides to carry out any obligation which the Tenant is required to carry out under this lease, but fails to do,

then the Landlord, on giving to the Tenant not less than two days’ notice (except in an emergency when no notice is required), may enter the Premises and do those works (provided that such works do not adversely affect the Tenant’s day-to-day operations).

Alterations to the Building

6.8	The Tenant must not:

(a)	make any alterations or additions to the Building including the inter-tenancy partitions or floor coverings;

(b)	interfere with, alter or make any connections to the Services or the Landlord’s Fixtures; or

(c)	use, install or alter internal partitions in the Premises,

unless	the Tenant:

(d)	obtains the Landlord’s consent (which consent must not be unreasonably withheld); and

(e)	the Tenant complies with the Works Conditions.

6.9	The Tenant must issue drawing to the Landlord for approval prior to submitting them to any required Authority for approval.

6.10	The Tenant must complete the works to fit out the Premises to a standard commensurate with a high-end shopping centre precinct and to the reasonable satisfaction of the Landlord.

6.11

The Tenant must provide to the Landlord a copy of all endorsed planning and building permits and approvals and plans within five (5) business days of being issued to the Tenant by the relevant Authority or issuer.

6.12

Where the Landlord imposes a condition on the Tenant pursuant to clause 6.8 requiring the works or any part thereof to remain in or on the Premises when the Tenant vacates the Premises, the parties agree that part of the works are deemed to be a Fixture for the purpose of the PPS Act.

7.	ASSIGNMENT AND SUB-LETTING

Dealings not permitted

7.1

Except as otherwise stated in this clause 7, during the Term the Tenant must not assign, sublease, mortgage, charge or otherwise deal with or part with possession of the Premises or this lease or any estate or interest in this lease or agree to do any of those things and Section 144 of the Property Law Act shall not apply.

Subleases

7.2

The Tenant must not grant any sublease of the Premises without the Landlord’s consent which shall not be unreasonably withheld. Subject to clauses 7.5 and 7.6 , the Landlord will consent to a sublease if the Tenant complies with the Dealing Conditions (other than Dealing Condition (i)).

Assignment

7.3	The Tenant must not assign this lease without the Landlord’s consent. Subject to clauses 7.5 and 7.6, the Landlord will consent to an assignment if:

(a)	the Assignment relates to the whole of the Premises and the whole of the Tenant’s interest in this lease; and

(b)	before the Tenant assigns, the Tenant and, where applicable, the assignee, comply with the Dealing Conditions; and

(c)	before the Tenant assigns, the assignee covenants with the Landlord to perform and observe the Tenant’s Covenants after the Assignment.

7.4	An Assignment under clause 7.3 does not release the Tenant from the Tenant’s Covenants.

7.5	Despite any other provision of this lease, consent to assignment or sublease by the Tenant may be withheld by the Landlord in the Landlord’s absolute discretion to:

(a)	a government department or instrumentality (unless that government department or instrumentality is already a tenant in the Building);

(b)	a trustee or a legal entity constituting or representing a political party; or

(c)	an embassy, consulate or trade commission office of a foreign country.

Control of Tenant

7.6	The Tenant must not allow a Control Event to occur without the Landlord’s consent. The Landlord must consent to a Control Event occurring if:

(a)	the Tenant notifies the Landlord of the Control Event;

(b)

the Tenant satisfies the Landlord that the Control Event will not materially or adversely affect the Tenant’s respectability, responsibility or solvency or its ability to observe and perform the Tenant’s Covenants; and

(c)	the Tenant complies with the Dealing Conditions applicable to the Control Event.

7.7	Clause 7.6 does not apply to a Tenant which is a corporation whose shares are listed on the Australian Stock Exchange.

Mortgage of Tenant’s equipment etc

7.8

The Tenant must not mortgage, charge, lease or otherwise deal with any Tenant’s Fixtures which requires the Landlord to sign a waiver or similar document without the Landlord’s consent. The Landlord must consent if:

(a)	the Tenant is entering into a genuine mortgage, charge or lease as a means of financing that equipment, fixtures or fittings;

(b)	the Tenant and all other relevant parties execute the Landlord’s standard form of waiver document; and

(c)	the Tenant pays the Landlord’s reasonable costs (including legal costs).

7.9	The Tenant must notify the Landlord on or before the Commencement Date if the Tenant’s Fixtures or any other Personal Property of the Tenant relevant to this lease is subject to a Security Interest.

7.10

Without limiting clause 7.8, the Tenant agrees not to create a Security Interest in favour of any third party in respect of the Tenant’s Fixtures or any other Personal Property of the Tenant relevant to the lease except with the prior written consent (not to be unreasonably withheld) of the Landlord.

7.11

Despite anything in this lease the Tenant must if directed to do so by the Landlord reinstate and make good to the Landlord’s satisfaction any sub-divisional works undertaken as a result of this clause 7 on or before the End Date.

8.	INSURANCE AND DAMAGE

Tenant’s insurances

8.1	The Tenant must keep current during the Term:

(a)

a public risk insurance policy endorsed to include the risks referred to in clause 8.7 and all other claims arising in connection with this lease, such policy to be for not less than the amount specified in item 18 or such other reasonable amount as the Landlord may notify the Tenant from time to time in respect of any single occurrence;

(b)	a policy against glass breakage covering all plate and other glass in the doors, offices and staircases on, in or about the Premises and covering frames, surrounds and temporary shutters;

(c)

a policy insuring all additions to the Premises carried out by the Tenant and all the Tenant’s Fixtures and the Landlord’s Fixtures against loss or damage by events for which a Tenant can and does ordinarily insure, for their full replacement value;

(d)	any other insurance (including business losses) that in the Landlord’s reasonable opinion a prudent Tenant would maintain.

8.2	On:

(a)	each anniversary of the Commencement Date, the Tenant must give the Landlord a Certificate of Currency; and

(b)	on request, the Tenant must give the Landlord copies of the policy, the receipt for the last premium and a Certificate of Currency,

in respect of any insurance referred to in clause 8.1.

Insurance terms

8.3	All policies of insurance under this clause 8 must:

(a)	be with a reputable insurer with a Standard & Poors rating of A or better;

(b)	be for such amounts and cover such risks and contain such conditions as are acceptable to, or are as required by, the Landlord acting reasonably; and

(c)	be taken out in the name of the Tenant and, in respect of the policy referred to in clause 8.1(a), must note the interest of the Landlord as principal under the policy.

Not affect insurances

8.4

The Tenant must not do any act or thing which may increase the cost of insurances in connection with the Building or property in the Building or affect or make void or voidable that insurance or which may conflict with Laws or Requirements.

Property of Tenant

8.5	All property of the Tenant or of the Tenant’s Agents in the Building is at the sole risk of the Tenant.

Releases of Landlord

8.6	The Tenant releases the Landlord from liability in respect of:

(a)	loss of or damage to any property of the Tenant or any other person; and

(b)	injury to or the death of any person,

in the Building or in places adjacent to the Building except as a result of the negligence of the Landlord or of any servant or agent of the Landlord if that person is acting for the Landlord.

Indemnities

8.7

The Tenant is liable for and must indemnify the Landlord against all Claims for which the Landlord becomes liable in connection with (except to the extent that the relevant loss or damage is caused or contributed to by the default, or negligent act or omission of the Landlord or any servant or agent of the Landlord):

(a)	loss of or damage to the Building or to any property or injury to or the death of any person to the extent caused or contributed to by a Tenant Cause;

(b)	the negligent or careless use of the Building by the Tenant or the Tenant’s Agents;

(c)	any defect in the Building due to a Tenant Cause;

(d)	the Tenant’s failure to perform or observe the Tenant’s Covenants; or

(e)	any act of the Landlord in connection with clause 5.1(j) or clause 12.13.

8.8

Clause 8.7 applies even if a Claim results from any act or thing which the Tenant may be authorised or obliged to do under this lease and even if at any time waiver or other indulgence has been given to the Tenant in respect of that act or thing.

Damage to Building

8.9

If the Building is damaged so that a substantial part of the Premises cannot be used or are inaccessible, the Tenant’s liability to pay Base Rent is reduced in proportion to the nature and extent of the damage for the period the Premises cannot be used or are inaccessible.

8.10	If the Building is damaged so that a substantial part of the Premises cannot be used or are inaccessible, the Landlord may, within three months after the damage occurs, give the Tenant notice that it:

(a)	intends to reinstate the Building and make the Premises fit for use or access by the Tenant; or

(b)	terminates the Lease on 7 days’ notice as it is impractical or undesirable to reinstate the Building.

8.11	If the Landlord does not give the Tenant a notice under clause 8.10 within three months after the damage occurs, then the Tenant may terminate this lease by written notice to the Landlord.

8.12

If the Landlord serves a notice under clause 8.10 of its intention to reinstate the Building and make the Premises fit for use or access by the Tenant and does not carry out the necessary works within a reasonable time (having regard to the nature and extent of the damage and the time expected to commence and to carry out the necessary works), the Tenant may serve a notice requiring the Landlord to carry out the necessary works. If the Landlord does not comply with that notice within a reasonable time, the Tenant may terminate this lease by written notice to the Landlord.

8.13	The Tenant may not terminate this lease, nor may the Tenant’s liability to pay Base Rent be reduced under this clause if the Tenant or the Tenant Agents:

(a)	caused or contributed to the damage;

(b)	prejudiced the Landlord’s rights under an insurance policy in connection with the Building; or

(c)	caused or contributed to a claim being refused by the insurer.

Clauses 8.13(a) to 8.13(c) do not affect any other rights the Landlord may have in connection with the events specified in this clause 8.

8.14

If at any time, the Landlord considers it is impractical or undesirable to reinstate the Building and make the Premises fit for use or access by the Tenant (including if it has already given a notice that it intends to reinstate the Building), the Landlord may terminate this Lease by giving one month’s written notice to the Tenant.

8.15	Nothing in this clause 8 obliges the Landlord to restore or reinstate the Building or the Premises.

8.16	Termination of this lease under this clause 8 does not affect the rights of either party in connection with a breach of any covenant of this lease before termination.

OHS Indemnity

8.17

Subject to any matters and works which under this Lease are the responsibility of the Landlord, the Tenant indemnifies the Landlord from and against any liability under the Occupational Health and Safety Act 2004 (Vic) and the Tenant acknowledges that, to that extent, the Premises are under its control.

9.	LANDLORD’S OBLIGATIONS

Quiet enjoyment

9.1

Subject to the Landlord’s rights reserved by this lease, while the Tenant complies with its obligations under this lease the Tenant may use and occupy the Premises during the Term without interference by or through the Landlord.

Outgoings

9.2	The Landlord must pay the Outgoings not payable by any other person.

Facilities

9.3	The Landlord must use reasonable endeavours to ensure the Facilities are functional during the Facilities Hours.

9.4	If the Landlord has complied with clause 9.3 and, despite that, at any time:

(a)	any Facilities or Services do not function or are not available;

(b)

the Landlord because of the need to repair, maintain or replace Facilities or Services or because of the operation of any Laws or Requirements is compelled to shut off or remove any Facilities or Services; or

(c)	the Landlord exercises its rights under clause 12.6 to close the Building,

then the Tenant is not entitled to terminate or rescind this lease nor to make any Claim for compensation or damages or abatement of rent against the Landlord.

Common Areas

9.5

Subject to this lease, the Tenant and the Tenant’s Agents (in common with other persons authorised by the Landlord) may use the Common Areas for their intended purposes as determined by and subject to the Landlord’s directions.

Directory board and door signage

9.6

The Tenant shall be entitled to place its name on the entrance door of the Premises at no charge. Signage is subject to Landlord approval (which must not be unreasonably withheld or delayed) as well as relevant Authority approvals.

Minimise disturbance

9.7	The Landlord must use reasonable endeavours to minimise any disturbance to the Tenant’s use of the Premises in carrying out works under clause 6.7(a) and 6.7(b) and clause 12.15.

Carpet

9.8	The Landlord must keep the carpets and floor coverings in the Common Areas clean and in good repair.

9.9

The Tenant must keep all the carpets and floor coverings within the Premises (whether installed by the Landlord or the Tenant and irrespective of the ownership of them) in good and tenantable repair and condition subject to fair wear and tear.

9.10	Clauses 9.9 and 9.10 do not impose on the Landlord any obligation to replace any carpets or floor coverings.

10.	DEFAULT, TERMINATION

Essential terms

10.1

Each obligation of the Tenant to pay money and its obligations under clauses 3, 4, 5, 6, 7, 8, 11, 14 and 27 and are essential terms of this lease. This clause does not prevent any other obligation under this lease from being an essential term.

Default

10.2	It is a default under this lease if:

(a)	the Base Rent, or any GST or any part of them is not paid within 7 days of the date on which they are due; or

(b)

any other money payable by the Tenant under this lease are not paid within 14 days after the Landlord asks the Tenant to pay it (and the Tenant has been given a reasonable period of time to rectify such default); or

(c)

the Tenant does not comply with any other obligation under this lease and, if the failure to comply can be remedied, it is not remedied within a reasonable time after the Landlord asks the Tenant to remedy it; or

(d)	the Tenant is a corporation and an Insolvency Event occurs in respect of it; or

(e)	the Tenant repudiates this lease.

Avoid default

10.3	The Tenant must ensure that no Default occurs.

Termination of lease

10.4	If the Tenant Defaults, the Landlord may:

(a)

(unless prior demand or notice is required by Law or under this lease) without any prior demand or notice, re-enter and take possession of the Premises (by force if necessary) and eject the Tenant and all other persons and repossess the Premises and terminate this lease; or

(b)	by notice to the Tenant, terminate this lease as from the date of giving that notice; or

(c)	by notice to the Tenant, convert the unexpired portion of the Term into a monthly tenancy (as to which clause 1.2 applies) and this lease is terminated from the date of giving that notice.

Pursuant to Section 146(1) of the Property Law Act 1958, fourteen days is fixed by this lease as the time within which the Tenant is to remedy the breach or non-compliance, if it is capable of remedy, and to make reasonable compensation in money to the satisfaction of the Landlord for the breach or non-compliance.

Landlord may rectify

10.5	The Landlord may, any time and without notice, remedy a Default by the Tenant. The Tenant must pay all reasonable costs incurred by the Landlord (including legal costs) in remedying a Default.

Tender after termination

10.6

Money tendered by the Tenant after this lease is terminated and accepted by the Landlord without prejudice to the Landlord’s rights in relation to the termination may be applied in the manner the Landlord decides.

Damages

10.7	If this lease is lawfully terminated by the Landlord:

(a)	the Tenant indemnifies the Landlord for any Claim in connection with any Default giving rise to the termination or the termination of the lease; and

(b)	the Landlord may recover damages from the Tenant for the damage suffered by the Landlord for the Term including the difference between:

(i)	the aggregate of the Base Rent and other money payable by the Tenant for the unexpired residue of the Term; and

(ii)	any amount which the Landlord is able or could, in the Landlord’s opinion, reasonably be expected to obtain by observing clause 10.10.

10.8	The Landlord’s right to recover damages from the Tenant or any other person is not affected or limited if:

(a)	the Tenant abandons or vacates the Premises;

(b)	the Landlord acting lawfully re-enters the Premises or terminates the lease;

(c)	the Landlord acting lawfully accepts the Tenant’s repudiation; or

(d)	the parties’ conduct (or that of any person on their behalf) constitutes a surrender by operation of law.

Landlord may institute proceedings

10.9

The Landlord may institute legal proceedings claiming damages against the Tenant in respect of the Term including the period before and after any repudiation, abandonment, termination, acceptance of repudiation or surrender by operation of law whether the proceedings are instituted before or after that conduct.

Landlord to mitigate damages

10.10

If the Landlord terminates this lease, the Landlord must take reasonable steps to mitigate its loss and to re-lease the Premises at a reasonable rent and on reasonable terms. The Landlord’s entitlement to damages is to be assessed on the basis that the Landlord has observed this obligation to mitigate damages. The Landlord’s conduct under this duty to mitigate damages does not constitute acceptance of the Tenant’s breach or repudiation or a surrender by operation of law.

Interest on overdue money

10.11

The Tenant must pay on demand interest on any money due but unpaid by the Tenant under this lease. Interest is payable at the Default Interest Rate and is to be computed on daily balances from the due date for payment of the money until payment of that money in full. Interest not paid when due is to be capitalised at monthly intervals. Interest is payable on capitalised interest at the rate and in the manner referred to in this clause. Interest is recoverable in the same way as rent in arrears.

11.	END DATE OBLIGATIONS

Reinstatement

11.1	The Tenant must, unless agreed in writing by the Landlord, on or before the End Date:

(a)	remove any Tenant’s Fixtures, fittings and equipment as directed by the Landlord from the Premises;

(b)	return the Premises to the Landlord in a clean, tidy and safe condition and hand over all Keys to the Premises and any licensed areas;

(c)	remove all the Tenant’s Fixtures and fittings from the Premises and make good any damage to the Premises or the Common Areas of the Building caused by such removal; and

(d)	reinstate the Premises and its Services to a standard base building open plan configuration.

Abandoned Tenant’s Fixtures

11.2

Any Tenant’s Fixtures remaining on the Premises after the End Date will become the property of the Landlord and the Landlord may deal with those Tenant’s Fixtures as it sees fit and recover costs of dealing with the Tenant’s Fixtures on demand from the Tenant.

12.	LANDLORD’S RIGHTS

Roof

12.1

The Landlord reserves the exclusive right to use the roof and the external walls of the Building including the right to erect and display Signs or to grant leases or licences or otherwise authorise any person to use those areas for such purposes as the Landlord in its discretion thinks fit.

Building name

12.2

The Landlord reserves the right at any time to name or create a logo or to change the name or logo of the Building. The Tenant must not make any Claim in relation to any exercise by the Landlord of its rights under this clause.

Change of Landlord

12.3

If another person becomes entitled to receive the rent payable by the Tenant under this lease, the Landlord is released from any obligation under this lease arising after that other person acquires the Landlord’s interest in this lease (and in respect of obligations prior to that date, once it has complied with those obligations) and the Tenant at the Landlord’s cost must enter into such covenants with the other person as the Landlord reasonably requires.

12.4

An obligation owed by the Tenant to the Landlord which is due for performance before an event in clause 12.3 (including the payment of amounts owing for Base Rent in respect of a period or date or because of an event or Review Date occurring before that event) remains owing to the Landlord and not to the other person and may be recovered by the Landlord in its own name.

Landlord’s agents

12.5

The Landlord may appoint persons to exercise any of its rights or perform any of its duties under this lease. The Tenant must treat those persons when they are exercising those rights or performing those duties as if they were the Landlord. Communications from the Landlord override those from the persons appointed if they are inconsistent.

Close Building

12.6

The Landlord may close the Building in an emergency or if the Landlord otherwise deems that action reasonably necessary but not limited to the Landlord’s right to close off the Building or any means of access to or egress from for one (1) period of twenty-four (24) hours continuously during each calendar year for the purpose of preventing any prescriptive public or private right of way to or across any part of the Building or the Land or any access to or egress from arising.

Premises security

12.7

The Landlord may enter the Premises to lock any door or window left unlocked. The Landlord is not responsible or liable for security in the Premises or in respect of any unauthorised entry to the Premises.

Rules

12.8

At any time the Landlord may make Rules or vary existing Rules if that Rule or variation does not materially derogate from the express rights of the Tenant under this lease. If there is any inconsistency between this lease and the Rules, this lease prevails. The Landlord must give the Tenant copies of all Rules made and notice of any variations to those Rules.

Changes in PCA Method

12.9	If the PCA Method changes and the Landlord subsequently surveys the Building, then the Landlord may notify the Tenant that the:

(a)	lettable areas of the Building and the Premises are to be changed; and

(b)	Tenant’s Proportion is to be re-calculated and item 13 amended,

in accordance with the altered PCA Method.

12.10	If the Base Rent is determined by reference to the lettable area of the Premises, the Base Rent may not be amended until the next Review Date after a Landlord’s notice under clause 12.9.

Emergency

12.11	Where in this lease there is reference to an emergency the reasonable determination of the Landlord as to the existence of an emergency is conclusive.

Landlord access

12.12

To allow the Landlord to perform its obligations under this lease or under any Laws or Requirements, the Tenant must give the Landlord access to the Premises during the hours notified by the Landlord to the Tenant from time to time. The Landlord must give the Tenant not less than two days’ notice of its access requirements, except in an emergency when no notice is required.

Structural works

12.13

Where in this lease the Tenant is obliged to do any work of a structural nature or which affects the Facilities, the Services or the Landlord’s Fixtures, the Landlord may elect that that work will be carried out only by the Landlord at the Tenant’s reasonable cost (and in determining reasonable cost the Tenant accepts the need of the Landlord to have regard to factors such as the urgency of the work, the nature of the work and the need to preserve any warranty or guarantee rights or to comply with service contracts).

Prospective tenants or purchasers

12.14	After giving reasonable notice, the Landlord may:

(a)	enter the Premises to show prospective agents, purchasers, investors, analysts or tenants through the Premises; and

(b)	display for a reasonable time from the Building a sign indicating that the Building is or the Premises are available for purchase or lease.

Environmental Initiatives

12.15

The Landlord may, at any time, implement Environmental Initiatives in the Building. If access to the Premises is required to implement the Environmental Initiatives then the Landlord, on giving the Tenant not less than two days’ notice, may enter the Premises and implement the Environmental Initiatives.

Subdivision

12.16

The Landlord may subdivide (including by strata or stratum) the Land or the Building or grant easements or other rights over it or the Premises unless this would have a substantial adverse effect on the Tenant’s ability to use the Premises in accordance with the Permitted Use. The Tenant must promptly sign all plans and other documents reasonably required by the Landlord to enable the Landlord to do those things and if the Tenant fails to do so within a reasonable time then the Tenant is deemed to have appointed the Landlord as its agent to sign the plans and documents on the Tenant’s behalf.

13.	NOTICES

13.1	A notice:

(a)	must be in writing;

(b)	may be left at the address of the party in item 19, as varied by notice; and

(c)	may be sent by prepaid post to the address of the party in item 19, as varied by notice.

13.2	If more than one address appears in item 19 for any party then notices must be left at or sent to all addresses for that party.

13.3	A notice sent by prepaid post and correctly addressed is taken to be received on the fifth (ninth, if posted to or from a place outside Australia) day after posting.

13.4	A notice by a party under this lease may be given by an Authorised Officer of the party or an attorney or solicitor for the party.

13.5	Unless a later time is specified in it, a notice takes effect from the time it is received or taken under this lease to be received.

13.6

A certificate signed by an Authorised Officer of the Landlord or an attorney or solicitor for the Landlord about a matter or about a sum payable to the Landlord in connection with this lease is sufficient evidence of the matter or sum stated in the certificate unless the matter or sum is proved to be false.

14.	BANK GUARANTEE

14.1	On or before signing this lease, the Tenant must deliver to the Landlord a Bank Guarantee.

14.2

The Landlord may at any time after Default occurs call on the Bank Guarantee and apply any money received towards money (including damages) payable by the Tenant in connection with this lease or any Related Agreement as the Landlord determines.

14.3

The Landlord may call and the bank is entitled to pay under the Bank Guarantee without reference to the Tenant and despite any contrary objection, claim or direction by the Tenant or any other party to a Related Agreement.

14.4	The Landlord’s rights under this clause 14 are in addition to the other rights and remedies of the Landlord in relation to any default of the Tenant in connection with this lease.

14.5

Each time the Landlord claims on a Bank Guarantee, the Landlord may notify the Tenant to top up the Bank Guarantee in relation to the claim (and any previous claims) made by the Landlord. Within seven days of receipt of each notice the Tenant must:

(a)	reinstate the Bank Guarantee to the full amount before the claim; or

(b)	give the Landlord a supplemental Bank Guarantee equal to the amount of the claim.

14.6

After each increase in the Base Rent under clause 3, the Tenant if requested by the Landlord must give the Landlord within 7 days of that request a supplemental Bank Guarantee for the amount required to bring the amount of the Bank Guarantees up to the increased amount then required by item 20.

14.7	The Landlord may call on the Bank Guarantee after the End Date and notwithstanding that this lease has been terminated.

14.8

After the Tenant has complied with its obligations under this lease, the Landlord must return the Bank Guarantee to the Tenant. The Tenant acknowledges that the Landlord may have called on the Bank Guarantee.

14.9

Despite any other provision in this lease, if the Landlord sells the Land or otherwise disposes of its interest in the reversion of this lease, the Tenant must deliver a replacement Bank Guarantee in favour of the purchaser or disponee within 14 days after the Landlord asks for it.

15.	PAYMENTS AND COSTS

15.1	The Tenant must make payments under this lease without set-off or counterclaim and free and clear of any withholding or deduction.

15.2	All payments by the Tenant under this lease must be paid:

(a)	to the Landlord or to a person nominated by the Landlord in a notice given to the Tenant; and

(b)	in Australian dollars.

15.3

If the Tenant pays an amount and it is found later that the amount payable should have been higher, then the Landlord may demand payment of the difference even though the Landlord has given the Tenant a receipt for payment of the lower amount.

15.4	The Landlord need not make demand for any amount payable by the Tenant under this lease unless this lease expressly states that demand must be made.

15.5	If the Tenant must pay to or reimburse the Landlord any cost, charge or other money under this lease, that amount is payable on demand unless otherwise provided in this lease.

15.6	The Tenant must make:

(a)	all payments under this lease on account of Base Rent and GST by direct credit to the Landlord’s nominated bank account; and

(b)	all other payments under this lease to the Landlord by such method as the Landlord reasonably requires including by direct credit to the Landlord’s nominated bank account.

15.7	The Tenant must pay all stamp duty (including penalties and fines other than penalties and fines due to the delay of the Landlord) in connection with this lease.

15.8	The Tenant must pay the Landlord’s reasonable legal and other costs (including the costs of any consultants of the Landlord) and expenses relating to:

(a)	the stamping of this lease; and

(b)	any consent or approval of the Landlord required under this lease even if the consent or approval is not given.

15.9	If the Tenant defaults under this lease, the Tenant must pay all costs and expenses (including legal costs) which the Landlord suffers or incurs in connection with that default.

15.10	Where the Tenant is obliged under this lease to do some act or thing, it must be done at the cost of the Tenant unless otherwise provided in this lease.

15.11	Each Party must pay its own costs in relation to the negotiation, preparation and completion of this lease.

15.12	The Tenant shall not be responsible for mortgagees consent costs which the Landlord must procure if required.

16.	GOVERNING LAW

16.1	This lease is governed by the law in force in the State.

16.2	Each party submits to the non-exclusive jurisdiction of the courts of the State.

16.3

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being left for that party at its address for service of notices set out in item 19, as varied by notice.

17.	GENERAL

Exercise of rights

17.1

The Landlord may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by the Landlord does not prevent a further exercise of that or of any other right, power or remedy.

17.2

Failure by the Landlord to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The Landlord is not liable for any loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right, power or remedy whether or not caused by the Landlord’s negligence.

17.3	The rights, powers and remedies provided in this lease are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this lease.

Waiver

17.4	A provision of or a right created under this lease may not be waived or varied except in writing signed by the party or parties to be bound.

17.5	A custom or practice which may grow up between the parties in the course of administering this lease is not to be construed to waive or to lessen:

(a)	the right of the Landlord to insist on the performance by the Tenant of any provision of this lease; or

(b)	the Landlord’s rights, powers or remedies in respect of any default of the Tenant.

17.6	A waiver by the Landlord of a particular breach or default is not to be deemed to be a waiver of the same or any other subsequent breach or default.

17.7

The demand of or subsequent acceptance of any money under this lease by the Landlord is not to be deemed a waiver of any preceding breach of this lease by the Tenant, other than the relevant Tenant’s breach to which the payment relates.

Legislation

17.8

Any present or future Law which operates to vary the obligations of the Tenant in connection with this lease with the result that the Landlord’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

Approval and consent

17.9	If this lease states that approval or consent must be obtained, then:

(a)	consent or approval must be obtained before the act or thing is done;

(b)	the Landlord must not unreasonably withhold its consent or approval unless this lease expressly states otherwise. However, an approval or consent may be given conditionally or unconditionally; and

(c)	the Tenant must address its request for consent or approval to the Landlord’s employee holding the position of property manager for the Building.

Discretion and opinion

17.10	The Landlord may form an opinion, exercise a discretion or be satisfied as to any matter or thing in its absolute discretion unless this lease expressly states otherwise.

Set-off

17.11

At its discretion the Landlord may apply (without notice) any credit balance in any currency in any account of the Tenant with the Landlord towards satisfaction of any amount then payable by the Tenant to the Landlord under this lease. At its discretion the Landlord by notice to the Tenant may reduce the amount payable at any time by the Landlord to the Tenant by the amount payable at that time by the Tenant to the Landlord under this lease. The Tenant is taken to have paid the Landlord that part of the amount then payable by the Tenant equal to the amount of the reduction. The Tenant authorises the Landlord in the name of the Tenant or the Landlord to do anything (including execute any document) that is required for the purpose of this clause.

Indemnities

17.12

Each indemnity in this lease is a continuing obligation, separate and independent from the other obligations of the Tenant and survives the End Date. It is not necessary for the Landlord to incur expense or make payment before enforcing a right of indemnity conferred by this lease.

Further assurances

17.13	If asked by the Landlord, the Tenant must:

(a)	execute and cause its successors to execute documents and do everything else necessary or appropriate to bind the Tenant and its successors under this lease; and

(b)	use its best endeavours to cause relevant third parties to do likewise to bind every person intended to be bound under this lease.

Exclusion of statutory provisions

17.14	The statutory provisions referred to in item 14 do not apply to this lease or have the effect described in item 14.

Antecedent rights and obligations

17.15	The End Date does not affect:

(a)	the Landlord’s rights in connection with a breach of this lease by the Tenant before the End Date; or

(b)	the Tenant’s obligations under this lease in respect of periods before the End Date.

Severability

17.16

If a provision of this lease is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this lease has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.

If document not a lease

17.17

If this document is found not to be a lease or to be a lease for a period less than the Term, the parties are bound in contract to carry out their obligations under this document for the Term, as if this were deemed to be a lease, unless expressly released under this document from those obligations.

Relationship of parties

17.18	This lease does not create any relationship between the parties other than the relationship of landlord and tenant on the terms of this lease.

Counterparts

17.19	This lease may consist of a number of counterparts. The counterparts taken together constitute one instrument.

No caveat

17.20	The Tenant must not lodge or allow to be lodged for it a caveat against the Land in relation to this lease.

Entire agreement

17.21

This lease constitutes the entire agreement of the parties in relation to the matters in this lease and supersedes all prior agreements, understandings and negotiations between the parties in relation to those matters.

Attorneys

17.22

If this lease is executed by an attorney the attorney states by such execution that as at the time of such execution the attorney has received no notice of the revocation of the power of attorney under which the attorney executed this lease.

Tenant’s representations

17.23	The Tenant represents to the Landlord that:

(a)	the Tenant has full power to enter into and to perform its obligations under this lease;

(b)	this lease constitutes valid and binding obligations of the Tenant enforceable in accordance with its terms; and

(c)

in entering into this lease the Tenant has not relied on any representation, warranty or undertaking given or made by or for the Landlord prior to the execution of this lease, and the Tenant has satisfied itself as to all relevant matters in connection with the grant of this lease.

Non-merger

17.24	Each representation and covenant under this lease continues until satisfied or completed.

18.	GST

18.1	In this lease:

(a)	words or expressions which are defined in the GST Law have the same meaning, except where the context suggests otherwise;

(b)	any part of a supply which is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) is treated as a separate supply;

(c)

references to GST payable and to input tax credit entitlement include GST payable by, and input tax credit entitlement of, the representative member for a GST group of which the entity is a member; and

(d)	references to something done (including a supply made) by a party includes something done by any entity through which that party acts.

18.2	All consideration for a supply made under or in connection with this lease is exclusive of GST, unless specified to be GST inclusive.

18.3

Where a party (Supplier) makes a taxable supply under or in connection with this lease, the recipient will pay to the Supplier an amount equal to the amount of GST payable on the supply (GST Amount) at the same time as the recipient first provides consideration for that supply, unless the consideration is specified to be GST inclusive.

18.4	Where clause 18.3 applies, the Supplier must deliver a tax invoice to the recipient of the supply no later than the time at which the GST Amount for that supply is to be paid.

18.5	If an adjustment event occurs in relation a taxable supply for which a GST Amount was paid under clause 18.3:

(a)

and the GST Amount properly payable varies from that paid, the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the recipient. The amount paid, refunded or credited is taken to form part of the GST Amount should a subsequent adjustment event occur; and

(b)	the Supplier must deliver an adjustment note to the recipient as soon as reasonably practicable after the Supplier becomes aware of the adjustment event.

18.6

Where a party is required to reimburse or indemnify another party under this lease, the reimbursement or indemnity payment will be reduced by an amount equal to the amount of the payee’s input tax credits entitlement on the outgoing, expense or loss which is to be reimbursed or indemnified.

18.7	This clause 18 does not merge on termination of this lease.

19.	LANDLORD LIMITATION OF LIABILITY

19.1

The Custodian enters into this lease only as agent of Newmark Capital Limited (“Client”). The Custodian can only act in accordance with the terms of the agreement under which it is appointed as the Client’s agent and is not liable under any circumstances to any party under this lease. This limitation of the Custodian’s liability applies despite any other provision of this lease and extends to all liabilities and obligations of the Custodian in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this lease.

19.2

The Custodian is not obliged to do or refrain from doing anything under this lease (including, without limitation, incur any liability) unless the Custodian’s liability is limited in the same manner as set out in clause 19.1 to 19.4.

19.3	No attorney, agent, receiver or receiver and manager appointed in accordance with this lease has authority to act on behalf of the Custodian in a way which exposes the Custodian to any liability.

19.4

If, whether by the express provisions of this lease or by implication of law, the Custodian makes or is taken to have made any representation or warranty then, except for the representations and warranties that can only be within the Custodian’s actual corporate knowledge, those representations and warranties are taken to have been made by the Client.

20.	NEWMARK LIMITATION OF LIABILITY

20.1	The Landlord enters into this lease only in its capacity as agent for Newmark Capital Limited (“Trustee”) as the trustee of the Trust and in no other capacity.

20.2

The parties acknowledge that the Trustee incurs any liability through the Landlord as its agent solely in its capacity as trustee of the Trust and agree that (to the maximum extent permitted by law, but subject to clause 20.5), that the Trustee will cease to have any liability as trustee of the Trust if the Trustee ceases for any reason to be the trustee of the Trust.

20.3

A liability incurred by the Trustee arising under or in connection with this lease is limited to and can be enforced against the Trustee only to the extent to which it can be satisfied out of the assets of the Trust and out of which the Trustee is actually indemnified for the liability. The Trustee will exercise its rights of indemnification in order to satisfy its obligations this lease. This limitation of the Trustee’s liability applies despite any other provision of any other lease (other than clause 20.3) and extends to all liabilities and obligations of the Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to any agreement between the parties.

20.4

No party is entitled to sue the Trustee in any capacity other than as trustee of the Trust, including seeking the appointment of a receiver, a liquidator, an administrator or any similar person to the Trustee or prove in any liquidation, administration or arrangement of or affecting the Trustee (except in relation to the assets of the Trust).

20.5

The provisions of this clause 20 do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under the Trust’s constituent documents or by operation of law the Trustee is not indemnified or there is an elimination of or a reduction in the extent of the Trustee’s indemnification out of the assets of the Trust as a result of the Trustee’s fraud, negligence, wilful misconduct or breach of trust.

20.6

No act or omission of the Trustee (including any related failure to satisfy its obligations or breach of representation or warranty under this lease will be considered fraud, negligence, wilful misconduct of the Trustee for the purpose of clause 20.5 to the extent to which the act or omission was caused or contributed to by any failure by another person (other than a person whose acts or omissions the Trustee is liable for, as agent, officer, employee, contractor or otherwise) to fulfil its obligations relating to the Trust or by any other act or omission of another person (other than a person whose acts or omissions the Trustee is liable for, as agent, officer, employee, contractor or otherwise).

20.7

No receiver or receiver and manager appointed has authority to act on behalf of the Trustee in any way which exposes the Trustee to any personal liability and no act or omission of any such person will be considered fraud, negligence, wilful misconduct or a breach of a representation and warranty as to authority for the purpose of clause 20.5.

20.8	The Trustee is not obliged to enter into any commitment or obligation under any agreement unless the Trustee’s liability is limited in accordance with this clause 20.

21.	APPLICABILITY OF THE RETAIL LEASES ACT

The Tenant represents and warrants to the Landlord that the Retail Leases Act does or does not apply to the Tenant or this lease as stipulated and for the reason set out in item 23.

22.	COMPLETION OF BLANKS

The Tenant hereby authorises the Landlord or the Landlord’s solicitors to complete any blanks in this lease.

23.	ESD REQUIREMENTS

23.1	The Tenant acknowledges that the Landlord intends to obtain or retain certificates that the base Building achieves the ESD Requirements. The Tenant agrees with the Landlord that:

(a)	the Tenant will not decrease or adversely change any of the ESD Requirements at any time, and

(b)	the Tenant will do anything reasonably required by the Landlord, including adopting any procedure or practice, which maintains or increases the ESD Requirements.

23.2	The Tenant acknowledges that the design of the fitout of the Premises can have a significant impact on the NABERS Rating and the Tenant agrees that it must comply with any requirement in relation to the NABERS Rating when designing the fitout of the Premises. Without limitation, the Tenant must ensure the design of the fitout of the Premises is based on the internal load estimations in the current NABERS Energy Guide to Tenancy Energy Estimation Version and for areas served by supplementary air conditioning plant being part of the fitout of the Premises, the supplementary air conditioning plant must be separately metered by the Tenant to the reasonable satisfaction of the Landlord.

23.3	The Tenant agrees that it will design the fitout of the Premises so as to maintain the NABERS Rating during the Term.

23.4

The Tenant acknowledges that it is reasonable for the Landlord to refuse approval to the Tenant’s detailed plans and specifications for the fitout of the Premises if, in the Landlord’s opinion the NABERS Rating will be decreased or adversely changed at any time or the Tenant otherwise fails to comply with the requirements of this clause 23.

24.	PREMISES CONDITION

24.1	The Premises will be provided to the Tenant in “as is” condition”.

24.2

The Tenant accepts the condition of the Premises as suitable for the Tenant’s business purposes and agrees that the Landlord makes no representation or warranty in relation to this issue or the proposed use by the Tenant.

25.	BUILDING WORKS

25.1	The Tenant acknowledges that, subject to clause 25.3, the Landlord may carry out works to any part of the Building (other than the Premises) during the Term.

25.2	Despite any other provision of this lease, the Tenant:

(a)	consents to the Landlord carrying out works to any part of the Building (other than the Premises) and assumes the risk of any impact those works may have on its use and occupation of the Premises;

(b)

releases the Landlord from, and must not make, any claim against the Landlord in respect of any loss which the Tenant may incur or may become liable for in respect of or arising directly or indirectly from the Landlord carrying out works to any part of the Building (other than the Premises) (including any claim for breach of the quiet enjoyment covenant of this lease or a breach of the implied covenant not to derogate from grant); and

(c)	must not seek to terminate this lease because of or in connection with the Landlord carrying out works to any part of the Building (other than the Premises).

25.3	If the Landlord carries out works to any part of the Building (other than the Premises), the Landlord must ensure that the Tenant is able to access the Premises at all times.

26.	LANDLORD’S CONTRIBUTION

26.1	The Landlord will provide the Landlord’s Contribution to the Tenant.

26.2	The Lessee shall be provided with a Lessor’s Contribution amount of $20,000 + GST.

26.3	The Landlord’s Contribution must be given to the Tenant taken as a contribution to the Tenant’s fit-out of the Premises.

26.4	The Landlord’s Contribution is to be used only for fixed and identifiable items of a tangible and real nature.

26.5	The Landlord will at its sole discretion determine which items of the fitout are to be deemed to have been paid for by the Landlord by way of the Contribution.

26.6	The Landlord will own and will be entitled to depreciate those items of fitout which has determined that it has paid for under clause 26.5.

26.7

Payment of the Landlord’s Contribution to the Tenant will be made within 30 days of receipt of the Tenant’s proper tax invoices and evidence to the reasonable satisfaction of the Landlord that the whole of the fitout works have been properly carried out.

26.8	The Tenant will be responsible for maintaining and insuring that part of the fitout paid for by the Landlord’s Contribution throughout the Term.

26.9

If this lease ends for any reason (other than the Landlord’s default), or the Tenant assigns this lease, sublets the Premises or ceases to occupy or use the Premises prior to the Expiry Date, the Tenant must repay to the Landlord the equivalent amount of the Landlord’s Contribution, calculated by the unexpired period of the Term as a proportion of the Term

26.10	In this clause 26 “Landlord’s Contribution “ means the amount of $20,000 plus GST.

SCHEDULE 1 - DEFINITIONS AND INTERPRETATION

Definitions

1.1	Unless the context otherwise requires:

APRA means the Australian Prudential Regulation Authority.

Authorised Officer means:

(a)

for the Landlord, a director or secretary or an officer of the Landlord or a Related Body Corporate of the Landlord whose title contains the word “manager” or a person performing the functions of any of them or any other person appointed by the Landlord to act as an Authorised Officer for the purpose of this lease;

(b)	for the Tenant a person appointed by the Tenant to act as an Authorised Officer for the purpose of this lease.

Authority means any government, statutory, public or other authority or body having jurisdiction over the Building or any matter or thing relating to the Building.

Bank means an authorised deposit taking institution as listed on the APRA website which is acceptable to the Landlord.

Bank Guarantee means an irrevocable and unconditional undertaking in favour of the Landlord issued by a Bank or other person approved by the Landlord containing such terms and conditions as are acceptable to the Landlord in its discretion for the amount specified in or determined by item 20. A bank guarantee that specifies an expiry date that is earlier than 6 months after the Expiry Date is unacceptable.

Base Rent means the annual rent payable by the Tenant under this lease in respect of the Premises as specified in item 8 and varied in accordance with this lease.

Building means 650 Chapel Street South Yarra Victoria including the Facilities, the Services, the Common Areas and the Premises, and where appropriate includes the Land.

Certificate of Currency means a certificate from an insurer permitted under this lease which contains:

(a)	the name of the insurer;

(b)	the policy number;

(c)	the policy period;

(d)	details of any policy conditions or exclusions;

(e)	the policy type;

(f)	the name of the insured;

(g)	the interest insured;

(h)	the sum insured;

(i)	the territorial limits (if any);

(j)	confirmation that the cover includes the interest of the Landlord or that the policy contains a Tenant’s liability endorsement.

Claim means claim, demand, liability, loss, damages, proceedings, costs, charges and expenses.

Commencement Date means the date in item 6.

Common Areas means those parts of the Building designated by the Landlord from time to time for use by the tenants or other occupiers of the Building and their respective employees, invitees and licensees and any other persons authorised by the Landlord (including members of the public) in common with each other.

Consumer Price Index means the Consumer Price Index in item 11 or the index officially substituted for it.

Contaminate means to cause Contamination.

Contamination means the presence in or on the Building or in, on or under the Land of a substance at a concentration above the concentration at which the substance is normally present in or on buildings or in, on or under (respectively) land in the same locality, being a presence that presents a risk of harm to human health or any other aspect of the environment.

Control Event means that a person becomes or ceases to be a Parent of the Tenant.

Corporations Act means the Corporations Act 2001 (Clth).

Coverings means blinds, screens, awnings or other window coverings.

CPI Adjustment Date means each date in item 10.

Current CPI means the Consumer Price Index number last published before the relevant CPI Adjustment Date.

Custodian means the Landlord.

Dealing means a proposed sublease under clause 7.2 or a proposed assignment under clause 7.3, and Deal has a corresponding meaning.

Dealing Conditions means in relation to a Dealing that:

(a)	at the time of applying for consent and up to the date of the proposed Dealing, the Tenant is not in Default;

(b)

the Tenant pays the Landlord’s reasonable costs (whether or not the proposed Dealing proceeds to completion) including the Landlord’s administrative and other expenses and legal costs of giving its consent;

(c)	the Tenant satisfies the Landlord that the Subtenant or Assignee is a reputable, respectable, responsible and solvent person;

(d)	the Tenant satisfies the Landlord acting reasonably that the Assignee is a person financially substantial (at least equal to the Tenant) and capable of observing and performing the Tenant’s Covenants;

(e)	the Tenant and either the Subtenant or the Assignee execute a deed with the Landlord in a form approved by the Landlord acting reasonably;

(f)	the Subtenant or Assignee covenants with the Landlord not to cause or contribute to a breach of this lease by the Tenant;

(g)

the Tenant covenants with the Landlord that if the Tenant sublets the Premises or part thereof at a passing rent that is greater than the Base Rent payable by the Tenant under this lease (Profit Rent) the Tenant will pay any Profit Rent to the Landlord together with all payments of Base Rent under this lease;

(h)	the Tenant and either the Subtenant or the Assignee comply with the Landlord’s reasonable requirements in relation to documenting and, if applicable, stamping and registering the proposed Dealing;

(i)

the Tenant procures in favour of the Landlord any guarantee or security the Landlord reasonably requires in a form acceptable to the Landlord of the obligations and covenants of the Assignee in connection with the Dealing;

(j)	the Tenant will be responsible for any subdivisional works and costs if applicable; and

(k)	the Dealing will not result in the Landlord being in breach of an existing lease for another tenant at the Building.

Default means a breach of this lease by the Tenant and includes the defaults listed in clause 10.2.

Default Interest Rate means the rate calculated on daily balances and compounded quarterly at the rate of 4% per annum higher than the rate for the time being fixed under Section 2 of the Penalty Interest Rates Act (Vic) 1983.

Dispute Notice means a notice given under and which complies strictly with clause 3.5.

Dispute Period means the period commencing on the date of delivery of a Rent Review Notice and ending at 5.00 pm on the date 14 days after that date, time being of the essence.

ESD Requirements means the environmental rating for the base Building as advised by the Landlord from time to time.

End Date means the earlier of the Expiry Date or the date of termination of this lease.

Environmental Initiatives means activities, programs or works (including the installation and operation of plant and equipment) which are aimed at environmental awareness or at reducing damage to the environment. Examples of such activities, programs and works include Earth Hour, the introduction of recycling programs for waste, the installation of energy efficient lighting and the reduction of water usage by the installation of dual flush toilets and waterless urinals.

Expiry Date means the date in item 7.

Facilities means all facilities to the Building including lifts, escalators, air-conditioning, toilets, loading docks, access control systems and Keys.

Facilities Hours means the times for the provision of relevant Facilities as specified in item 17.

Fitout Guide means the fitout guide for the Building from time to time.

Fixed Increase Date means each date in item 12.

Fixed Percentage Increase means the percentage specified in item 12 by which the Base Rent is to increase on the relevant Fixed Increase Date.

GST has the same meaning as in the GST Law.

GST Law has the same meaning as in the A New Tax System (Goods and Services) Tax Act 1999 (Clth).

Heavy Item means any thing which the Tenant proposes to bring in the Building which in the Landlord’s opinion might cause damage to the Building.

Incentive means any inducement, incentive or concession of any kind however named or structured in connection with a tenancy and includes any premium or capital payment and any period of abatement or reduction of rent or other money.

Inflammable Substance means any substance or thing of an inflammable nature including acetylene gas, volatile or explosive oils and alcohol which in the Landlord’s reasonable opinion might cause damage to the Building.

Insolvency Event means the happening of any of these events:

(a)	an order is made that a body corporate be wound up;

(b)	an order appointing a liquidator or provisional liquidator in respect of a body corporate is made;

(c)

except to reconstruct or amalgamate while solvent on terms consented to by the Landlord acting reasonably, a body corporate enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(d)

a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent on terms approved by the Landlord acting reasonably or is otherwise wound up or dissolved;

(e)	a body corporate is or states that it is insolvent;

(f)	as a result of the operation of section 459F(1) of the Corporations Act, a body corporate is taken to have failed to comply with a statutory demand;

(g)

a body corporate is, or makes a statement from which it may be reasonably deduced by the Landlord that the body corporate is, the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act;

(h)	a body corporate takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a body corporate;

(i)	a person becomes an insolvent under administration as defined in section 9 of the Corporations Act or action is taken which could result in that event; or

(j)	anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction.

Institute means the Division of Australian Property Institute Incorporated in the State.

Keys means keys, access cards and other access or security devices relating to the Building.

Land has the meaning given to it in item 5.

Landlord means the Landlord specified in item 1 and its successors and assignors.

Landlord’s Fixtures means the plant, equipment, fixtures, furniture, furnishings, Coverings, and light fittings in or on the Premises from time to time supplied by the Landlord.

Landlord’s Valuer means a valuer nominated under clause 3.6.

Laws means statutes, rules, regulations, proclamations, ordinances or by-laws present or future and includes applicable Australian Standards and Codes of Practice.

Maintenance Contracts means contracts for the maintenance, repair and service of the Tenant’s Fixtures and any Landlord’s Fixtures located in or exclusively servicing the Premises including contracts for the maintenance of air conditioning equipment and pest control.

Market Review Date means each of the dates in item 9.

NABERS means National Australian Built Environment Rating System or, if the National Australian Built Environment Rating System is discontinued or suspended, whatever national or international system used to rate buildings on the basis of their operational impacts on the environment is substituted for it.

NABERS Rating means the NABERS Rating of the Building from time to time, as advised by the Landlord to the Tenant.

notice means a notice, approval, consent, certificate, nomination, offer or other communication in connection with this lease.

Outgoings means the total of all amounts:

(a)	paid by the Landlord; or

(b)	for which the Landlord is or may become liable,

in any Outgoings Year in respect of the Building or the Land, and includes the items listed in schedule 2. The Outgoings exclude capital expenditure.

Outgoings Contribution means the amounts payable by the Tenant under clause 4.1.

Outgoings Year means each 12 month period ending on a date that the Landlord chooses and notifies to the Tenant, even if part of that 12 month period does not fall within the Term.

Parent of a person means the person directly or indirectly exercising the decision making power of the first mentioned person including:

(a)	if the first mentioned person is a corporation, a person who:

(i)	controls the composition of the board of directors of the first mentioned person; or

(ii)	is in a position to cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the first mentioned person; or

(iii)

holds or has a Relevant Interest in more than one-half of the issued share capital of the first mentioned person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(b)	if the first mentioned person is a trustee of a unit trust and, in the case of the Tenant, its interest in this lease is property subject to that trust, a person who:

(i)	is in a position to cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a meeting of holders of units at that meeting; or

(ii)

holds or has a Relevant Interest in more than one half of the issued units of that trust (excluding any of the issued units that carry no right to participate beyond a specified amount in a distribution of either profits or capital); or

(c)	if the first mentioned person is a trustee of a trust and, in the case of the Tenant, its interest in this lease is property subject to that trust, a person who:

(i)	is a beneficiary of that trust entitled directly or indirectly to more than one half of the corpus or profits of the trust; or

(ii)	is entitled to or whose consent is required to:

(A)	appoint or change the trustee; or

(B)	give directions to the trustee; or

(C)	vary the constituent document of the trust; or

(D)	appoint or remove beneficiaries; or

(E)	decide to whom any distribution is made or the amount of any distribution.

A person is a Parent of another person if the first mentioned person is a Parent of a Parent of the other person (including a person that is the other person’s Parent by another or other applications of this definition).

PCA Method means the method of measurement from time to time adopted by the Property Council of Australia Limited for buildings such as the Building.

Permitted Use means the use in item 15.

Personal Property means personal property as defined under the PPS Act.

PPS Act means the Personal Property Securities Act 2009 (Cth)

Premises means that part of the Building demised by this lease as described in Item 3 of the Commercial Terms Schedule which:

(a)	extends up to and including:

(i)	the internal face of external walls and of any internal structural walls of the Building;

(ii)	the false ceiling below the internal face of the concrete ceiling;

(iii)	the internal face of the concrete floor; and

(iv)	the centre line of any partitions which separate the Premises from other parts of the Building; and

(b)	includes the Landlord’s Fixtures in that part of the Building; but

(c)	excludes the tea rooms, stairs, water closets, toilets and lift lobbies which are intended or are physically available for use jointly with any other tenant of the Building.

Previous CPI means the Consumer Price Index Number last published before the immediately preceding Review Date or if there has not been one, the Commencement Date.

Public Access Hours means the hours for access to the Building specified in item 17.

Related Agreement means any document entered into by the Landlord and the Tenant (or parties related to the Tenant) in connection with this lease.

Related Body Corporate has the meaning given to that expression in the Corporations Act.

Relevant Interest means the power:

(a)	to exercise, or to control the exercise of, the right to vote attached to a share or unit; or

(b)	to dispose of, or to exercise control over the disposal of, a share or unit.

Rent Review Notice means a notice given by the Landlord to the Tenant under clause 3.2 specifying the Landlord’s assessment of the Base Rent of a face rent basis to apply from the relevant Market Review Date.

Requirements means requirements, notices, orders or directions of any Authority.

Review Date means any of the following days:

(a)	a CPI Adjustment Date;

(b)	a Market Review Date; and

(c)	a Fixed Increase Date.

Review Period in respect of a Market Review Date means the period:

(a)	commencing three months before that Market Review Date; and

(b)	ending on the day prior to the next Review Date, or if there is no further Review Date ending on the day before the Expiry Date.

Rules means rules relating to the management and care of the Building or the conduct of tenants, occupants and other persons in the Building or the use or occupation of the Building.

Security Interest means a security interest as defined under the PPS Act.

Services means all services supplied to or in the Premises such as gas, water, drainage, fresh air, exhaust systems, electricity, sprinkler heads, heating and lighting and includes:

(a)	the Facilities to the extent that those Facilities are in, connected to or exclusively service the Premises; and

(b)	the Landlord’s Fixtures.

Sign means a sign, advertisement, notice or similar thing.

Subtenant means a subtenant proposed under clause 7.2.

State means the state or territory in which the Land is situated.

Tenant means the Tenant specified in item 2.

Tenant’s Agents means the Tenant’s employees, agents, contractors, consultants, invitees, Subtenants, licensees, concessionaires and others who at any time are in the Building with the consent of the Tenant express or implied.

Tenant’s Business means that business of the Tenant carried on in the Premises in compliance with the Permitted Use.

Tenant Cause means:

(a)	any act, omission, neglect, default or misconduct of the Tenant or of the Tenant’s Agents;

(b)	the use or occupancy of the Premises by the Tenant or the Tenant’s Agents; or

(c)	the Tenant’s Fixtures.

Tenant’s Covenants means the covenants, obligations and agreements on the part of the Tenant contained or implied in this lease.

Tenant’s Fixtures means: all fixtures, fittings, plant, equipment, furniture, internal partitions, fitout (including ceilings, kitchens and kitchen fittings and showers and shower fittings, tiles and flooring) and other articles in the Premises in the nature of trade or Tenant’s fixtures (including any riser duct cables) in each case which are owned or leased by the Tenant or by any Subtenant of the Tenant or otherwise brought onto or installed in the Premises by or on behalf of the Tenant or any Subtenant of the Tenant.

Tenant’s Proportion means that proportion (expressed as a percentage) which the lettable area of the Premises bears to the lettable area of the office space which forms part of the Building known as 650 Chapel Street both measurements to be calculated in accordance with the PCA Method and which at the Commencement Date is the percentage in item 13, as varied under clause 12.9.

Term means the term of this lease being the period from the Commencement Date to and including the Expiry Date.

Trust means the trust described in item 21.

Umpire means a person appointed under clause 3.6 or 3.8.

Works Conditions means that relevant works consented to by the Landlord under this lease must be carried out:

(a)	at the Tenant’s cost;

(b)	in a proper and workmanlike manner and to the satisfaction of the Landlord, acting reasonably;

(c)

by a contractor (who has a public liability policy of not less than $20,000,000 and appropriate contract construction risk, workers’ compensation and other usual insurances all of which must note the rights and interest of the Landlord and evidence of which must be given to the Landlord) and under the supervision of persons both approved by the Landlord;

(d)	in accordance with all Laws and Requirements (including the Occupational Health and Safety Act, 2004);

(e)	in accordance with plans and specifications approved by the Landlord;

(f)	in accordance with and only after obtaining the approvals of all relevant Authorities;

(g)	only after providing copies to the Landlord of all approvals from relevant Authorities in relation to the works prior to carrying out the works;

(h)	so long as the Tenant provides as-built drawings for the Premises layout and services on completion of the works;

(i)

so long as the Tenant provides copies to the Landlord of all certificates of compliance from relevant Authorities in relation to the works within a reasonable period as nominated by the Landlord (but in any event within 30 days) after the completion of the works;

(j)

so long as the Tenant pays the reasonable costs of the Landlord in connection with the works including the Landlord’s administrative and other reasonable costs of giving consent and the fees of any architect or other consultant used by the Landlord in connection with the works;

(k)	in accordance with clause 23;

(l)	subject to the conditions of the Landlord’s consent in relation to those works; and

(m)	in accordance with the then current Fitout Guide.

Interpretation

1.2	Unless the context otherwise requires:

(a)	a reference to this lease or another instrument includes any variation or replacement of any of them;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word “person” includes a firm, a body corporate, an unincorporated association or an Authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators, successors, permitted substitutes (including persons taking by novation) and permitted assigns;

(f)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(g)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(h)

a reference to an accounting term is to be interpreted in accordance with approved accounting standards under the Corporations Act and, if not inconsistent with those accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate and over time;

(i)

a reference to any thing (including any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually;

(j)	a reference to the president of a body or authority is a reference, if there is no such person, to the senior officer of the body or authority or to the person who fulfils the duties of president;

(k)	a reference to a clause is a reference to a clause in this lease;

(l)

the words “include”, “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(m)	a reference to this lease includes the cover sheet, all schedules and annexures to this lease and the Rules;

(n)	a reference to “month” or “monthly” means respectively calendar month and calendar monthly;

(o)	a reference to “day” means any day of the week including Saturday, Sunday and public holidays; and

(p)	a reference to an “item” followed by a number is a reference to the item with the corresponding number in the Commercial Terms Schedule.

1.3	If this lease prohibits the Tenant from doing a thing then:

(a)	the Tenant must do everything necessary to ensure that the Tenant’s Agents do not do that thing; and

(b)	the Tenant may not allow or cause any person to do that thing.

1.4	If this lease requires the Tenant to do a thing then the Tenant must do everything necessary to ensure that the Tenant’s Agents also do that thing.

1.5	Headings are inserted for convenience and do not affect the interpretation of this lease.

1.6	In the interpretation of this lease no rule of construction applies to the disadvantage of one party on the basis that that party put forward the lease.

SCHEDULE 2 - OUTGOINGS

Statutory or regulatory

1.

Rates, taxes (excluding income tax, capital gains tax and other taxes of a like nature) charges, assessments duties impositions levies surcharges and fees (including council rates) payable to any Authority in respect of the Building or the Land or the Landlord’s ownership and operation of them or in respect of receipts of rent and other money under this lease (including any bank debits tax and financial institutions duty).

2.	Rates, charges and costs (including water rates) payable to any Authority for the provision, reticulation or discharge of water or sewerage or drainage, including excess water charges and meter rents.

3.

Land taxes or taxes of the nature of a tax on land computed on the taxable value of the Land at the rate for the time being payable by the Landlord in respect of all land owned by the Landlord in the State in which the Building is situated.

Insurances

4.	Insurance premiums and amounts payable (including policy excesses and deductible amounts) in respect of insurances:

(a)	on the Building for its full insurable value;

(b)	for loss of rents resulting from damage or destruction of the Building or other like causes (including Base Rent) but excluding loss of rents arising from normal vacancies during letting up periods;

(c)	for public liability insurance;

(d)

for workers’ compensation insurance for all employees of the Landlord engaged in employment in connection with the Building. If any employee is engaged on less than a full time basis in connection with the Building, the cost of workers’ compensation insurance is to be equitably apportioned by the Landlord; and

(e)	for other insurable risks (including machinery breakdown and boiler explosion) as the Landlord reasonably deems appropriate from time to time.

Head lease

5.	Any money (excluding rental) payable by the Landlord to any head lessor under a head lease on account of operating expenses excepting any amount already included by any other item of this schedule.

Water, sewerage and drainage

6.

Costs in relation to supply of water, sewerage and drainage services to and the removal of all waste, sullage and other general garbage from the Building, including the cost of operating and maintaining any plant and equipment provided for that purpose, whether or not such plant or equipment is located in the Building and the costs of operating and maintaining recycling programs in the Building.

Pest control

7.	Costs in relation to the control of pests or vermin.

Gardening and landscaping

8.	Costs of purchasing, hiring, maintaining and servicing all outdoor gardens, lawns, potted shrubs, planted areas, fountains and any artificial water courses and associated plants.

Security and caretaking

9.	Costs of providing security and caretaking services including the cost of policing and regulating traffic in the Building and the Land and roads giving access to the Building.

Miscellaneous operational costs

10.

Reasonable costs of providing general amenities for the Building (including art works in the foyer, Christmas decorations, newsletters) and rental and hiring charges (or where appropriate replacement costs) for the provision of indoor plants, music amplification systems, telephones, and similar equipment servicing the Building.

Air conditioning

11.

The cost of the repair, maintenance, servicing and all other running costs of the air-conditioning equipment in the Building including any reasonable fees or premiums payable to specialist contractors.

Repairs and maintenance

12.

The cost of repairs or maintenance of the Building, (excluding repairs and maintenance of a structural nature), including the cost of operating, supplying, maintaining and repairing all Facilities and Services and the cost of complying with essential services, Laws and Requirements in relation to the Building.

Light fuel and power

13.	Costs incurred in providing lighting, fuel, heating, security lighting and power to the Building and other services and systems in and for the operation of the Building.

Operating costs (labour)

14.

All reasonable costs in the form of salary, wages, leave entitlements, superannuation and other employment overheads, (equitably apportioned by the Landlord where any employee is engaged on less than a full time basis) for the operation maintenance and supply of any Facilities and Services.

Management

15.

A management fee to cover the Landlord’s reasonable cost of managing the Building and, if applicable, fees payable by the Landlord to any managing agents for the general management of the Building and any other money relating to the management and promotion of the Building including that part of the Landlord’s expenditure which the Landlord reasonably apportions to the Building of operating a central tenant’s service centre in another building for the Building and other Landlord’s buildings.

Computer Services

16.	All fees and charges relating to any computer service in respect of the Building or the services to the Building.

General expenditure

17.

Any other expenditure properly incurred by the Landlord in the management, operation or maintenance of the Building or the Land generally including Common Area cleaning, excluding expenditure of a capital nature.

Executed as a deed on _12 November______________2019

Executed by THE TRUST COMPANY (AUSTRALIA) LIMITED ACN 000 000 993 as custodian for the Newmark Como Property Trust by Power of Attorney dated

/s/ Shane Johstone	/s/ Trent Franklin

Witness Signature	Attorney Signature

Shane Johnstone Custody Administrator	Trent Franklin Manager Custody

Print Name	Print Name

EXECUTED by OPTEA LIMITED ACN 006 340 567 in accordance with s127 of the Corporations Act 2001 by:

/s/ Megan Baldwin	/s/ Mike Tonroe

Director	Director / Secretary

Megan Baldwin	Mike Tonroe

Name of Director (Block Letters)	Name of Director / Secretary (Block Letters)

Annexure A – Plan(s)